Exhibit 99.1

Delek US Holdings Announces Addition to Board of Directors

Brentwood, Tenn., April 7, 2014 (BUSINESS WIRE)– Delek US Holdings, Inc. (the “Company”) (NYSE: DK), a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced the appointment of William J. Finnerty to the Board of Directors effective April 1, 2014.

“We are pleased to welcome Bill to our board. His broad experience in the petroleum and refining industry, with a background that includes operational and business development expertise, should provide valuable insight and further strengthen our board,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US Holdings.

Mr. Finnerty has over 40 years of experience in the petroleum and refining industry. He served from 2011 until 2012 as a member of the board of directors of CVR Energy Inc. where he chaired the EH&S Committee and was a member of the Nominating & Corporate Governance Committee. From 2005 to 2010, Mr. Finnerty served in different capacities with Tesoro Corporation, Inc., which included Executive Vice President, Strategy and Corporate Development, and Chief Operating Officer. Mr. Finnerty also served on the Board of Directors/Executive Committee of the National Petrochemical and Refiners Association (now known as the American Fuel & Petrochemical Manufacturers) from 2005 to 2010 and was its Vice Chairman from 2008 to 2010. He began his career with Texaco in 1970.

About Delek US Holdings

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 361 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
Delek US Holdings, Inc.
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870

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